Exhibit 99.1

Sandusky, Ohio, July 18, 2014 – First Citizens Banc Corp (NASDAQ:FCZA) (“First Citizens”) reported net income attributable to common shares of $1.8 million, or $0.24 per share, for the second quarter of 2014, an increase of 34.2% compared with $1.4 million, or $0.18 per share, for the prior year period. For the six-month period ended June 30, 2014, First Citizens reported net income available to common shareholders of $3.9 million or $0.50 per share, an increase of 30.1% compared to $3.0 million, or $0.39 per share, in the same period of 2013.

“During the second quarter, we continued in our efforts to improve our efficiency ratio. To that end, we completed the closure of three branches, began the process of closing a fourth branch and froze our defined benefit pension plan. We were also successful in finding new owners for our former buildings. The one-time net effect of all branch closures will be a gain of $67 thousand. On an annualized basis, we expect cost savings of $450 thousand. The movement of customer transactions from teller based to electronic is changing the way many banks view their branch networks. We continually strive to find a good balance between cost structure and community commitment,” said James O. Miller, President and CEO of First Citizens. “The restructuring of our retirement expenses should initially save $195 thousand, pretax, for 2014.”

Results of Operations:

Net interest income for the second quarter of 2014 increased $485 thousand, or 5.0%, from the prior year’s second quarter and for the six months ended June 30 increased $664 thousand, or 3.4%, when compared to the same period of 2013. The increase in net interest income for the quarter was due both to an increase in interest income of $340 thousand or 3.1% and to a decrease in interest expense of $145 thousand or 11.7%. The increase in net interest income for the year included an increase in interest income of $369 thousand, or 1.7%, as well as a decrease in interest expenses of $295 thousand, or 11.6%. The increase in interest income was due primarily to an increase in average loans outstanding of $46.0 million, or 5.7%, partially offset by decreased yield of 17 basis points on loans, when compared to the six months of 2013. This increase for the second quarter was also due to an increase in average loans outstanding of $48.5 million, or 6.0%, partially offset by decreased yield on loans of 12 basis points, when compared to the same period in 2013. Net interest margin for the six months of 2014 was 3.63%, 12 basis point lower than the same period in 2013. The average balance of interest-bearing deposits relating to tax refund processing was $92.6 million for 2014. Removing the impact of the First Citizen’s tax refund processing, the net interest margin would have been 29 basis points higher for the six months of 2014. For the three months ended June 30, net interest margin was 3.76, 1 basis point lower than the second quarter a year ago. Mr. Miller continued, “Over the past several years we have seen that our Net Interest Income has been stable throughout changes in the interest rate environment. With an increase in average loans, a decrease in deposit rates and changes in our funding mix we have continued to manage through this challenging interest rate environment.”

The provision for loan losses for the second quarter and six months ended 2014 increased $450 thousand, or 150.0%, and $700 thousand, or 87.5%, compared to the three and six-month periods ended 2013, respectively. Net Charge offs totaled $2.6 million for the first six months of 2014. The majority of the charge-offs related to resolution of specific problem credits for which a specific reserve had been allocated. The increase in provision for loan losses in the first half of 2014 is primarily related to the increased size of the loan portfolio compared to a year ago.

Noninterest income increased $549 thousand, or 19.4%, compared to the prior year’s second quarter and increased $2.0 million, or 32.4%, when compared to the six months of 2013. The increases in both the three- and six-month periods were primarily due to an increase fee income related to income tax refund processing. Tax refund processing fees were up $392 thousand, or 852.2% for the second quarter of 2014 compared to the second quarter of 2013 and up $1.9 million, or 443.4% when compared to the six months of 2013, due to increased volume of returns processed. Wealth management revenue increased $160 thousand, or 25.6%, for the three-month period ended June 30 compared to the same period in 2013 and increased $346 thousand, or 28.2%, for the six-month period ended June 30 compared to the same period in 2013. The increase in wealth management revenue is due to both an increase in asset valuations as well as an increase in accounts. These factors were offset by a $ 46.4 million decrease in assets related to out-of-area accounts inherited from a previous acquisition. First Citizens made the decision to better focus our efforts on local accounts and began the process of moving these accounts out of the Bank. Assets under management decreased by 1.2% from the end of 2013, to $462.7 million. The out-of-area accounts were lower yielding accounts and the lost revenue was more than offset by increased revenue related to other assets under management. Mortgage banking revenue for the six months of 2014 decreased $47 thousand or 16.9% compared to the same period in 2013. However, mortgage banking revenue for the second quarter increased $50 thousand, or 64.1% compared to the same period of 2013. Mr. Miller continued, “Mortgage banking has been sluggish for the entire banking industry in 2014. We have continued to see our pipelines and closed business increase as the year progresses. Our Wealth Management business has benefited from an increased amount of cross-selling by our commercial lenders as well as a positive stock market. We are very pleased with the results of our tax refund processing program. We increased the volume of refunds processed and have been very successful in 2014.”

Noninterest expense decreased $367 thousand, or 3.5%, when compared to the prior year’s second quarter and $146 thousand, or 0.7%, when compared to the six months of 2013. For the quarter and six month periods, the decrease in noninterest expense was primarily attributable to a $564 thousand decrease in pension expense for the second quarter and a decrease of $611 thousand for the six month period. The decreases in pension costs were offset by increases in salaries and commissions for the quarter and six month periods of $313 thousand and $430 thousand respectively. As of April 30, 2014, the Company has frozen its pension plan. While the plan still exists, no new participants will be added and no additional benefits will accrue going forward.

Balance Sheet

Total assets increased $19.0 million, or 1.6%, from December 31, 2013 to June 30, 2014 due primarily to an increase in loans of $7.9 million or 0.9% as well as an increase in cash and cash equivalents of $16.0 million.

Total deposits increased $36.6 million, or 3.9%, from December 31, 2013 to June 30, 2014, largely related to cash on deposit from the tax refund processing program. As of June 30, 2014 the balance related to the tax refund processing program was approximately $34.9 million. Total shareholder’s equity decreased $17.1 million, or 13.3%, from December 31, 2013 to June 30, 2014 as a result of the $23.2 million redemption of Series A Preferred Stock, partially offset by retained earnings of $3.5 million and changes to Accumulated Other Comprehensive Income.

Asset Quality

Nonperforming assets decreased $2.9 million, or 11.3%, from December 31, 2013 to June 30, 2014 due to the continuing workout of nonperforming loans with delinquent customers. Total non-accrual loans decreased $2.8 million, or 13.9%, from December 31, 2013 to June 30, 2014. Mr. Miller continued, “We continue to be conservative on how we view asset quality. If we see potential weakness in a credit, we strive to identify it early and reserve appropriately. We continue to see improvements in non-performing assets. When we look back to June 2013, we have reduced non-performing loans by $11.3 million. Non-accrual loans continue to decrease and over 60% of our non-accrual loans are current with their payments.”

First Citizens Banc Corp is a $1.2 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, The Citizens Banking Company, operates 25 locations in Central and North Central Ohio.

First Citizens Banc Corp may be accessed at www.fcza.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “FCZA”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “FCZAP”.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of First Citizens. For these statements, First Citizens claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about First Citizens, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in First Citizens’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of First Citizens’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. First Citizens does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

For additional information, contact:

James O. Miller

Chairman, President and CEO

First Citizens Banc Corp

888-645-4121

Todd A. Michel

Senior Vice President and Controller

First Citizens Banc Corp

888-645-4121

First Citizens Banc Corp

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013
Interest income	11,365	11,025	22,680	22,311
Interest expense	1,099	1,244	2,248	2,543

Net interest income	10,266	9,781	20,432	19,768
Provision for loan losses	750	300	1,500	800

Net interest income after provision	9,516	9,481	18,932	18,968
Noninterest income	3,380	2,831	8,004	6,047
Noninterest expense	9,979	10,346	20,408	20,554

Income before taxes	2,917	1,966	6,528	4,461
Income tax expense	677	309	1,577	891

Net income	2,240	1,657	4,951	3,570
Preferred stock dividends	406	290	1,061	580

Net income available to common shareholders	1,834	1,367	3,890	2,990
Dividends per common share	$0.05	$0.04	$0.09	$0.07
Earnings per common share,
basic	$0.24	$0.18	$0.50	$0.39
diluted	$0.21	$0.18	$0.43	$0.39
Average shares outstanding,
basic	7,707,917	7,707,917	7,707,917	7,707,917
diluted	10,904,848	7,707,917	10,904,848	7,707,917
Selected financial ratios:
Return on average assets	0.74%	0.58%	0.78%	0.61%
Return on average equity	8.18%	6.34%	8.84%	6.89%
Dividend payout ratio	17.21%	18.61%	14.01%	15.11%
Net interest margin (tax equivalent)	3.76%	3.77%	3.63%	3.75%

Selected Balance Sheet Items

	June 30,	December 31,
	2014	2013
	(unaudited)
Cash and due from financial institutions	$49,893	$33,883
Investment securities	197,680	199,613
Loans held for sale	2,168	438
Loans	867,978	861,241
Less allowance for loan losses	15,395	16,528

Net loans	852,583	844,713
Other securities	12,548	15,424
Fixed assets	16,158	16,927
Goodwill and other intangibles	23,610	24,013
Bank owned life insurance	19,400	19,145
Other assets	12,463	13,390

Total assets	1,186,503	1,167,546

Total deposits	979,136	942,475
Federal Home Loan Bank advances	37,500	37,726
Securities sold under agreements to repurchase	17,881	20,053
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	11,320	9,489
Total shareholders’ equity	111,239	128,376

Toal liabilities and shareholders’ equity	1,186,503	1,167,546

Shares outstanding at period end	7,707,917	7,707,917
Book value per share	$11.43	$10.65
Tangible book value per share	8.37	7.53
Equity to asset ratio	9.38%	11.00%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.77%	1.92%
Non-performing assets to total assets	1.93%	2.22%
Allowance for loan losses to non-performing loans	67.95%	64.33%
Non-performing asset analysis
Nonaccrual loans	$17,612	$20,458
Troubled debt restructurings	5,044	5,234
Other real estate owned	282	173

Total	$22,938	$25,865

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
End of Period Balances	2014	2014	2013	2013	2013
Assets
Cash and due from banks	$49,893	$119,715	$33,883	$50,093	$62,104
Securities available for sale	197,680	203,997	199,613	200,356	199,866
Loans held for sale	2,168	545	438	4,891	756
Loans	867,978	857,368	861,241	819,571	810,106
Allowance for loan losses	(15,395)	(16,767)	(16,528)	(17,297)	(19,405)

Net Loans	852,583	840,601	844,713	802,274	790,701
Other securities	12,548	12,414	15,424	15,433	15,540
Fixed assets	16,158	16,485	16,927	16,563	16,881
Goodwill and other intangibles	23,610	23,811	24,013	24,223	24,435
Bank owned life insurance	19,400	19,275	19,145	19,013	18,881
Other assets	12,463	14,044	13,390	14,941	14,084

Total Assets	$1,186,503	$1,250,887	$1,167,546	$1,147,787	$1,143,248

Liabilities
Total Deposits	$979,136	$1,044,820	$942,475	$942,458	$938,205
Federal Home Loan Bank advances	37,500	37,717	37,726	37,735	40,244
Securities sold under agreement to repurchase	17,881	17,949	20,053	20,810	19,421
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	11,320	12,363	9,489	14,441	13,792

Total liabilities	1,075,264	1,142,276	1,039,170	1,044,871	1,041,089
Shareholders’ equity
Preferred shares, Series A	—	—	23,184	23,184	23,184
Preferred shares, Series B	23,132	23,132	23,132	—	—
Common Stock	114,365	114,365	114,365	114,365	114,365
Accumulated deficit	(7,300)	(8,747)	(10,823)	(11,268)	(12,544)
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income	(1,723)	(2,904)	(4,247)	(6,130)	(5,611)

Total shareholders’ equity	111,239	108,611	128,376	102,916	102,159
Total liabilities and shareholders’ equity	$1,186,503	$1,250,887	$1,167,546	$1,147,787	$1,143,248

Average Balances
Assets:
Earning assets	$1,171,483	$1,211,151	$1,091,609	$1,091,198	$1,102,456
Securities	216,999	221,135	216,848	217,078	219,086
Loans	857,765	853,642	819,152	813,888	811,761
Liabilities and shareholders’ equity
Total deposits	$1,065,859	$1,123,070	$965,370	$965,556	$974,948
Interest-bearing deposits	730,367	729,717	731,778	734,013	736,661
Interest-bearing liabilities	87,659	91,092	89,496	89,758	90,462
Total shareholders’ equity	112,967	116,119	103,563	103,493	104,463

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Income statement	2014	2014	2013	2013	2013
Total interest income	$11,365	$11,315	$11,443	$11,127	$11,025
Total interest expense	1,099	1,150	1,153	1,210	1,244

Net interest income	10,266	10,165	10,290	9,917	9,781
Provision for loan losses	750	750	—	300	300
Noninterest income	3,380	4,624	2,939	3,077	2,831
Noninterest expense	9,979	10,428	12,087	10,745	10,346

Income before taxes	2,917	3,611	1,142	1,949	1,966
Income tax expense	677	899	99	383	309

Net income	$2,240	$2,712	$1,043	$1,566	$1,657

Common stock dividend paid	$385	$308	$308	$308	$308
Preferred stock dividend paid	$406	$655	$290	$290	$290

Per share data
Basic net income per common share	$0.24	$0.27	$0.10	$0.17	$0.18
Diluted net income per common share	0.21	0.22	0.09	0.17	0.18
Dividends per common share	0.05	0.04	0.04	0.04	0.04
Average common shares outstanding - basic	7,707,917	7,707,917	7,707,917	7,707,917	7,707,917
Average common shares outstanding - diluted	10,904,848	10,904,848	7,821,780	7,707,917	7,707,917

Asset quality
Allowance for loan losses, beginning of period	$16,767	$16,528	$17,297	$19,405	$19,710
Charge-offs	(2,332)	(652)	(1,084)	(2,600)	(985)
Recoveries	210	141	315	192	380
Provision	750	750	—	300	300

Allowance for loan losses, end of period	$15,395	$16,767	$16,528	$17,297	$19,405

Ratios
Allowance to total loans	1.77%	1.96%	1.92%	2.11%	2.40%
Allowance to nonperforming assets	67.11%	62.14%	63.90%	56.97%	56.64%
Allowance to nonperforming loans	67.95%	62.60%	64.33%	57.27%	57.22%
Nonperforming assets
Nonperforming loans	$22,656	$26,786	$25,692	$30,203	$33,912
Other real estate owned	282	196	173	158	350

Total nonperforming assets	$22,938	$26,982	$25,865	$30,361	$34,262
Capital and liquidity
Tier 1 leverage ratio	9.77%	8.58%	11.64%	9.55%	9.38%
Tier 1 risk-based capital ratio	13.67%	13.39%	15.82%	13.26%	13.44%
Total risk-based capital ratio	14.92%	14.67%	17.08%	14.66%	14.92%
Tangible common equity ratio	5.55%	5.03%	5.08%	4.94%	4.87%